Exhibit 99.2

R.W. Babb
Annual Meeting Remarks
May 17, 2005

Before we begin, I would like to say a few words about Max Fisher.

Many of you have been shareholders for a long time. You know that Max had been a director of Comerica and one of its predecessors, Manufacturers Bank, since 1963.

Max served as a trusted advisor to United States’ presidents and governors. He was a friend of prime ministers and other world leaders. We were very fortunate to receive his advice and counsel for more than forty years.

Our city was fortunate too, because he was devoted to Detroit. Max’s generosity and commitment improved the living and working conditions of our city. This performing arts center is just one example.

Max was a benefactor to many organizations, and he changed the lives of countless individuals. He is missed.

***

As I begin my comments on our financial results, let me remind you that this presentation and my remarks may contain forward looking statements.

This is a copy of the required safe harbor statement. Copies are available for anyone desiring a copy at the desk at the back of the room.

Now, I will briefly touch on our results in 2004 and first quarter 2005. Then I will talk about how we are executing our strategy.

For 2004, net income was $757 million, or $4.36 per common share, compared to $661 million, or $3.75 per share in the prior year.

For the first quarter of 2005, net income was $199 million, or $1.16 per share, compared to $207 million, or $1.21 per share, for the fourth quarter of 2004, and $162 million, or $0.92 per share, for the first quarter of 2004.

Over the past five quarters we have seen a marked improvement in net charge-offs, nonperforming and watch list loans. As a result, the allowance for loan losses was reduced. This contributed to higher earnings per share in 2004 and the first quarter of 2005. The pace of improvement in credit quality in 2005 will not be as dramatic as it was in 2004.

In the first quarter of 2005, we experienced solid loan growth across all of our businesses and geographic markets, and commitment usage was up slightly.

We also saw an increase in contributions to net income from our markets outside of the Midwest, and our businesses outside of the Business Bank. I’ll talk more about balancing our earnings in just a moment.

As we fund loan growth and make investments for the future, we also return excess capital to our shareholders. We do this through our share repurchase program and dividends.

In the first quarter of 2005, we repurchased 2.1 million shares and we increased our dividend six percent to 55 cents per share. This is our 36th consecutive year of dividend increases.

As you can see from this chart, Comerica’s total return, the yellow line, has kept pace with that of other banks, the red line. It compares favorably to the total return of the S&P500, the green line, despite difficult economic conditions over the past several years.

***

There are six key drivers that make up our strategy and will help us create attractive shareholder returns over time. Today, I’ll walk through each one, and talk about the progress we’ve made.

Growing our business

The key to growth is keeping our customers and adding new ones. It’s as simple as that – and as difficult, given the strong competitive nature of our industry.

We plan to open about as many new branches this year as we did last year, and the majority of them will be in Arizona, California and Texas.
Recent studies show that more than 90% of all households use branches monthly. Two-thirds of small businesses and middle-market companies use the branch every two to three days.

We know building branches in high-potential growth areas works. Overall, we’re pleased with the early results from the 17 branches we opened in 2004. For example, the deposit levels are exceeding our plan.

We remain strongly committed to the Michigan market. We have a leadership position here that is undisputed. No one has better relationships in Michigan than we do.

But growth is more than just building branches – it’s building our customer base, too. This year, we will continue to enhance our existing products and services, and develop new ones, to help us as we market ourselves to potential customers.

Improving the balance of our business mix

One of our goals is to make sure we can grow through all phases of a business cycle. To accomplish that, we must continue to diversify our earnings mix by geographic location and business segment.

As you can see in the chart on the left, the Midwest and other markets provide 58 percent of our net income, and markets outside the Midwest provide 42 percent of net income, up from 37 percent one year ago. The Midwest remains an important contributor to net income.

As you can see in the business segments chart on the right, the Business Bank represents 72 percent of net income. While it will remain a significant component, we believe we can grow our other segments, Small Business & Personal Financial Services and Wealth & Institutional Management, at faster rates than the Business Bank.

How will we accomplish this? By cross-selling our Small Business & Personal Financial Services and Wealth & Institutional Management products and services to our existing customers, particularly our business customers, as well as by developing new customer relationships.

The emphasis we placed on strengthening our Small Business & Personal Financial Services and Wealth & Institutional Management segments is beginning to yield results. We saw this in the first quarter with the increased contribution to net income from the Wealth & Institutional Management business.

Leveraging our unique approach to relationships

According to customer satisfaction scores, our ability to build and retain customer relationships is very high. We’re doing a good job of delivering relationship banking – offering the products and capabilities of a large bank, but with the service of a community bank.

For example, a 2004 nationwide survey showed that middle market customers in Michigan, California and Texas consider Comerica one of the best business banks when it comes to managing client relationships.

That’s our competitive advantage, and we’ll continue to focus on it. We want to make sure every customer and prospective customer has a positive experience with Comerica. Our relationships with our customers have the greatest influence on the “Comerica brand.”

Connie Beck joined us in November last year to head up the Small Business & Personal Financial Services Division. Let me tell you one of the first things she said to me after she spent some time with her new division:

“There’s a commitment to quality across the entire organization. Our focus on doing what’s best for the customer is why our customers continually give us top marks for the service we provide.”

Driving risk management to an industry-leading level

In 2004, our goal was to refine and reinvigorate the credit and risk management process at Comerica. We want to consistently produce superior credit results, keeping in mind the need to support quality growth in revenue and earnings.

Here are a few examples of what we accomplished in 2004: on the operational side, we rolled out a new software system that identifies, measures and tracks operational risk. On the credit side, we developed new risk rating tools, and reviewed and refreshed all of our credit policies. And, we initiated a comprehensive, long-term anti-money-laundering program.

Our efforts are paying off. In the first quarter of this year, our watch list loans, charge-offs and non-performing assets continued to decline from year-ago levels, accentuating the improvement that began in 2004. In fact, our non-performing assets are at the lowest level since the third quarter of 2000.

Our overall level of watch list credits declined to approximately 5.3 percent of total loans in the first quarter, versus 5.5 percent at December 31, 2004. The last time we were below the current level was at June 30, 1998, when we were at 4.7 percent.

Diversity

Diversity is a critical part of Comerica’s strategy and culture. Our goal is to position our company as the partner of choice for all of our multi-cultural constituencies in our markets.

We took two important steps last year toward building a stronger, more diverse organization. First, Linda Forte was named Comerica’s new senior vice president of Business Affairs. Her role is to define and drive business strategies that establish Comerica as a leader in diversity and work-life practices.

We also adopted diversity as a core value, because all of us understand that embracing diversity is critical to the success of our organization. It is now one of the permanent markers against which we will be judged – by our customers, their communities and each other.

This quarter, we were recognized by DiversityInc magazine for being among the “Top 50 Companies for Diversity.”

This week, Comerica is being honored by two organizations with strong ties to California. On Thursday in Los Angeles, the Black Business Association will recognize Comerica as Majority Corporation of the Year. On Friday in Washington D.C., Comerica will receive the Corporate Advocate of the Year Award from Asian Enterprise Magazine.

Measuring results and recognizing excellence

Measuring results is an important component of executing our business strategy. It’s very important that we use tools like our relationship manager scorecards and Referral Tracking System to help us gauge our success and identify areas to improve upon.

Recognizing outstanding results is another component of a good business strategy. This year, we recognized 125 colleagues who excelled at making referrals in 2004. They received the Chairman’s Circle Award.

Our Brainstorm! Program rewards colleagues for their great ideas to increase efficiency, enhance revenue and reduce expenses. The 16 winning ideas in 2004 are expected to generate nearly $332,000 in additional revenue and reduce annual expenses by more than $1.4 million.

And each year, we recognize 10 colleagues who demonstrate superior customer service. Roland Odeleye of Corporate Technology Services was the overall winner in 2004. Roland, would you please stand.

Our colleagues who make it work at Comerica also are dedicated to improving the communities where we live and work. They do this through contributions, partnerships and volunteer activities.

Many serve as directors, trustees or officers of organizations that address vital community needs like:

1.	business and economic development;

2.	health and human services;

3.	arts and culture; and

4.	education.

Others volunteer their time to feed the homeless; participate in walk-a-thons; and raise funds for non-profits.

Last year Comerica raised $2.3 million in employee pledges for United Way and the Black United Fund.

And, this quarter, Comerica was notified by the Federal Reserve that it has earned an Outstanding rating under the Community Reinvestment Act. This rating is for the entire corporation.

***

Comerica is in business to help people be successful – whether they are our customers, our neighbors or our shareholders.

Comerica has a unique niche in the market place, and we’ve set our sights on building on the untapped potential of that niche.

We’re going to grow by leveraging our relationship management approach to capture more business. As we do this, we’ll improve our geographical reach and our business mix.

I’m confident in what lies ahead. We have a strategy that can deliver attractive returns over time, and a team to execute that strategy. Comerica has what it takes to be successful.

Thank you.